Exhibit 99.1

VBI Vaccines Announces Progress of Coronavirus Vaccine Program

-	Preclinical hamster challenge study demonstrated robust immunogenicity and efficacy compared to placebo
-	First Phase 1/2 study of VBI-2902 expected to begin in Q1 2021

CAMBRIDGE, Mass. (January 21, 2021) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today provided an update on the progress of its coronavirus vaccine program, consisting of two vaccine candidates: (1) VBI-2901, a trivalent pan-coronavirus vaccine candidate expressing the SARS-CoV-2 (COVID-19), SARS-CoV (SARS), and MERS-CoV (MERS) spike proteins; and (2) VBI-2902, a monovalent vaccine candidate expressing the SARS-CoV-2 spike protein.

“Over the last several months, the preclinical results achieved with our two coronavirus vaccine candidates continue to excite us, and we are working hard to get these candidates into the clinic in forms that are optimized both for clinical outcome and long-term commercial viability,” said Jeff Baxter, VBI’s president and CEO. “The COVID-19 challenge we face as an industry is two-fold: first, how do we get the ongoing pandemic under control, and second, how do we ensure long-term protection against known and emerging coronaviruses. We continue to progress our candidates as we work to optimize, assess, and manufacture them, with the goal of bringing forward candidates that add meaningful clinical and medical benefit to those vaccines already approved – be it as a one-dose administration and/or providing broader protection against known and mutated future strains of COVID-19.”

Preclinical Hamster Challenge Study

The protective efficacy of VBI-2902, with two different adjuvant formulations, was assessed in hamsters where SARS-CoV-2 infection resembles features found in humans with moderate COVID-19 infection and is characterized by a rapid weight loss starting two days post infection. These challenge study data reaffirm the high antibody binding and neutralizing antibody titer data seen in previously announced preclinical studies. Additionally, VBI-2902, regardless of adjuvant formulation, was able to stop and reverse weight loss seen at two days post infection. Where VBI-2902 led to animals regaining normal weight seven days post-infection, the animals who received placebo lost an average of 15% body weight in that same timeframe. Additional observations in the vaccinated cohorts include prevention of peak viral replication in the lungs by approximately 10,000-fold and significantly reduced inflammation in the lungs compared to the placebo cohort.

These and other preclinical data are being targeted for publication.

Phase 1/2 Human Clinical Study

VBI expects to initiate the first Phase 1/2 clinical study of VBI-2902 in Canada in Q1 2021. The clinical study protocol has previously been positively reviewed by Health Canada. Though there have been unanticipated delays in receipt of release testing materials due to recent industry-wide supply chain issues, the Company has been working closely with its partners and Health Canada to complete testing and release of clinical materials to enable clinical study initiation. This study will use clinical material manufactured by our manufacturing partner, National Resilience, Inc., formerly Therapure Biomanufacturing.

Work is ongoing to further optimize and manufacture the Company’s pan-coronavirus vaccine candidate, VBI-2901, with the anticipation that a Phase 1/2 study will begin later in 2021.

To support the Phase 1/2 studies, VBI was awarded up to CAD$56 million by the Strategic Innovation Fund of the Government of Canada, to be paid as retrospective reimbursement for eligible expenses incurred.

About VBI Vaccines Inc.

VBI Vaccines Inc. (Nasdaq: VBIV) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI is advancing the prevention and treatment of hepatitis B, with: (1) the only 3-antigen hepatitis B vaccine, Sci-B-Vac®, which is approved for use and commercially available in Israel and recently completed its Phase 3 program in the U.S., Europe, and Canada; and (2) an immunotherapeutic in development for a functional cure for chronic hepatitis B. VBI’s enveloped virus-like particle (eVLP) platform technology enables development of eVLPs that closely mimic the target virus to elicit a potent immune response. VBI’s lead eVLP programs include a vaccine immunotherapeutic candidate targeting glioblastoma (GBM), a prophylactic cytomegalovirus (CMV) vaccine candidate, and a prophylactic coronavirus vaccine program. VBI is headquartered in Cambridge, MA, with research operations in Ottawa, Canada, and research and manufacturing facilities in Rehovot, Israel.

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Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the impact of general economic, industry or political conditions in the United States or internationally; the impact of the ongoing COVID-19 pandemic on our clinical studies, manufacturing, business plan, and the global economy; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; unanticipated delays in both the commencement and completion of our planned clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on March 5, 2020, and filed with the Canadian security authorities at sedar.com on March 5, 2020, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com